EXHIBIT 99.2

TURBOCHEF TECHNOLOGIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	September 30, 2008	December 31, 2007
Assets:

Current assets:
Cash and cash equivalents	$7,007	$10,149
Accounts receivable, net of allowance of $397 and $195	10,372	38,657
Other receivables	651	2,502
Inventory, net	16,513	11,883
Prepaid expenses	8,615	3,307
Total current assets	43,158	66,498

Property and equipment, net	6,589	6,728
Developed technology, net of accumulated amortization of $3,519 and $2,914	4,551	5,156
Goodwill	5,934	5,934
Covenant not-to-compete, net of accumulated amortization of $1,706 and $1,286	3,894	4,314
Other assets	94	91

Total assets	$64,220	$88,721

Liabilities and Stockholders' Equity:

Current liabilities:
Accounts payable	$12,616	$20,178
Accrued expenses	5,143	9,894
Future installments due on covenants not-to-compete and additional consideration for assets acquired	2,343	3,801
Amounts outstanding under credit facility	6,000	9,000
Deferred revenue	8,739	9,554
Accrued warranty	—	558
Deferred rent	247	247
Other current liabilities	—	1,908
Total current liabilities	35,088	55,140

Deferred rent, non-current	791	974
Other liabilities	108	100

Total liabilities	35,987	56,214

Commitments and contingencies

Stockholders' equity:
Preferred stock, $1 par value, authorized 5,000,000 shares, 0 shares issued	—	—
Preferred membership units exchangeable for shares of TurboChef common stock	380	380
Common stock, $.01 par value, authorized 100,000,000 shares, issued 30,721,565 and 29,568,325 shares at September 30, 2008 and December 31, 2007, respectively	307	296
Additional paid-in capital	185,657	173,857
Accumulated deficit	(158,111)	(142,026)
Total stockholders' equity	28,233	32,507

Total liabilities and stockholders' equity	$64,220	$88,721

The accompanying notes are an integral part of these financial statements.

TURBOCHEF TECHNOLOGIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues:
Product sales	$20,088	$32,247	$65,240	$72,912
Royalties	223	246	739	880
Total revenues	20,311	32,493	65,979	73,792

Costs and expenses:
Cost of product sales	12,338	19,579	39,536	45,043
Research and development expenses	858	1,101	3,657	3,967
Selling, general and administrative expenses	11,816	13,665	38,222	38,154
Total costs and expenses	25,012	34,345	81,415	87,164

Operating loss	(4,701)	(1,852)	(15,436)	(13,372)

Other income (expense):
Interest income	36	160	133	561
Interest expense and other	(318)	(72)	(782)	(388)
	(282)	88	(649)	173
Net loss	$(4,983)	$(1,764)	$(16,085)	$(13,199)

Per share data:
Net loss per share - basic and diluted	$(0.16)	$(0.06)	$(0.53)	$(0.45)
Weighted average number of common shares outstanding – basic and diluted	30,471,742	29,274,530	30,269,081	29,248,970

The accompanying notes are an integral part of these financial statements.

TURBOCHEF TECHNOLOGIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(16,085)	$(13,199)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,728	2,906
Amortization of deferred rent	(183)	(183)
Amortization of deferred loan costs and non-cash interest	534	321
Amortization of common stock and warrant issued in exchange for marketing
and related services	3,275	—
Non-cash compensation expense	2,718	1,225
Provision for doubtful accounts	242	302
Other	(19)	11
Changes in operating assets and liabilities:
Accounts receivable	27,863	(20,868)
Inventories	(5,485)	(2,203)
Prepaid expenses and other assets	(1,492)	981
Accounts payable and other payables	(7,563)	10,745
Accrued expenses and warranty	(5,322)	3,254
Deferred revenue	(815)	2,682
Net cash provided by (used in) operating activities	1,396	(14,026)

Cash flows from investing activities:
Purchases of property and equipment	(2,118)	(571)
Disposals of property and equipment	616	—
Net cash used in investing activities	(1,502)	(571)

Cash flows from financing activities:
Borrowings under credit facility	8,000	9,000
Repayments of credit facility	(11,000)	—
Proceeds from the exercise of stock options	146	313
Payment of deferred loan costs	(182)	(150)
Net cash (used in) provided by financing activities	(3,036)	9,163

Net decrease in cash and cash equivalents	(3,142)	(5,434)
Cash and cash equivalents at beginning of period	10,149	19,675
Cash and cash equivalents at end of period	$7,007	$14,241

NON CASH OPERATING AND FINANCING ACTIVITIES:

Issuance of common stock and warrant in exchange for marketing and related services	$5,240	$—

Issuance of common stock for acquisition of intangible assets	$1,821	$1,520

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$305	$28
Cash paid for income taxes	—	—

The accompanying notes are an integral part of these financial statements.

TURBOCHEF TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  NATURE OF OPERATIONS AND BASIS OF PRESENTATION

TurboChef Technologies, Inc. (the “Company”) was incorporated in 1991 and became a Delaware corporation in 1993. The Company is a leading provider of equipment, technology and services focused on the high speed preparation of food products. The Company’s customizable commercial speed cook ovens cook food products at high speeds with food quality comparable, and in many cases superior, to conventional heating methods. The Company's primary markets have been with commercial food service operators throughout North America, Europe and Australia. However, with the recent introduction of oven equipment for residential markets, the Company has extended application of its high-speed cooking technologies and has created an additional business segment.

The condensed consolidated financial statements of the Company as of September 30, 2008 and 2007 included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and have not been audited by independent registered public accountants. In the opinion of management, all adjustments of a normal and recurring nature necessary to present fairly the financial position and results of operations and cash flows for all periods presented have been made. Pursuant to SEC rules and regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted from these statements unless significant changes have taken place since the end of the Company's most recent fiscal year. The Company's December 31, 2007 consolidated balance sheet was derived from audited financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, but does not include all disclosures required by GAAP. It is suggested that these financial statements be read in conjunction with the financial statements and notes included in the aforementioned Form 10-K. The results of operations for the three and nine months ended September 30, 2008 are not necessarily indicative of the results to be expected for the full year.

The unaudited condensed consolidated financial statements include the accounts of TurboChef Technologies, Inc. and its majority-owned and controlled companies. Significant intercompany accounts and transactions have been eliminated in consolidation.

On August 12, 2008, the Company announced that The Middleby Corporation agreed to acquire all of the outstanding common stock of TurboChef Technologies, Inc. in a deal valued at approximately $200 million in cash and stock as of August 11, 2008, the last trading date prior to the announcement of the acquisition (see Note 11).

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

For information regarding significant accounting policies, see Note 2 to the Consolidated Financial Statements of the Company for the year ended December 31, 2007, set forth in the Form 10-K.

USE OF ESTIMATES

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on certain assumptions which they believe are reasonable in the circumstances and actual results could differ from those estimates. The more significant estimates reflected in these financial statements include warranty, accrued expenses and valuation of stock-based compensation.

Based upon current expectations of 2008 results, the Company revised its accrual of incentive based compensation expense for the year, resulting in a decrease in selling, general and administrative expenses of $585,000 for the three months ended September 30, 2008.

REVENUE RECOGNITION

Revenues from product sales, which includes all revenues except royalty revenues, are recognized when no significant vendor obligation remains, title to the product passes (depending on terms, either upon shipment or delivery), and the customer has the intent and ability to pay in accordance with contract payment terms that are fixed and determinable. Certain customers may purchase installation services. Revenues from these services are deferred and recognized when the installation service is performed. Certain customers may purchase extended warranty coverage. Revenue from sales of extended warranties is deferred and recognized in product sales on a straight-line basis over the term of the extended warranty contract. Royalty revenues are recognized based on the sales dates of licensees’ products, and service revenues are recorded based on attainment of scheduled performance milestones. The Company reports its revenue net of any sales tax collected.

The Company’s product sales sometimes involve multiple elements (i.e., products, extended warranties and installation services). Revenue under multiple element arrangements is accounted for in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”. Under this method, for elements determined to be separate units of accounting, revenue is allocated based upon the relative fair values of the individual components.

The Company provides for returns on product sales based on historical experience and adjusts such reserves as considered necessary. Reserves for sales returns and allowances are recorded in the same accounting period as the related revenues and are not significant for any of the periods presented.

Deferred revenue includes amounts billed to customers for which revenue has not been recognized. Deferred revenue consists primarily of unearned revenue from extended warranty contracts and other amounts billed to customers where the sale transaction is not yet complete and, accordingly, revenue cannot be recognized.

COST OF PRODUCT SALES

Cost of product sales is calculated based upon the cost of the oven, the cost of any accessories supplied with the oven, an allocation of cost for applicable delivery, duties and taxes and a warranty provision. Cost of product sales also includes cost of replacement parts and accessories and cost of labor, parts and payments to third parties in connection with fulfilling extended warranty contracts. For extended warranty contracts, sold prior to the insurance program as discussed below, the Company compares expected expenditures on extended warranty contracts to the deferred revenue over the remaining life of the contracts, and if the expenditures are anticipated to be greater than the remaining deferred revenue the Company records a charge to cost of product sales for the difference. Cost of product sales does not include any cost allocation for administrative and technical support services required to deliver or install the oven or an allocation of costs associated with the quality control of the Company's contract manufacturers. These costs are recorded within selling, general and administrative expenses. Cost of product sales also does not attribute any allocation of compensation or general and administrative expenses to royalty and services revenues.

PRODUCT WARRANTY

The Company’s ovens are warranted against defects in material and workmanship for a period of one year (“OEM Warranties”).  Additionally, the Company offers to certain customers extended warranties (“ESP Warranties”). In 2007, the Company entered into an agreement with an insurance company to insure its obligations under the OEM and ESP Warranties. The Company remits premiums to the insurance company and submits for reimbursement all eligible claims made under the OEM and ESP Warranties. Premiums are recorded as a component of cost of product sales at the time products are sold for OEM Warranties and over the term of the extended warranty coverage for ESP Warranties. Premiums will be reviewed by the Company and the insurance provider and may be adjusted prospectively to reflect actual and anticipated experience.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the excess purchase price of net tangible and intangible assets acquired in business combinations over their estimated fair values. Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, requires goodwill and other acquired intangible assets that have indefinite useful lives to no longer be amortized; however, these assets must undergo an impairment test at least annually.  The annual goodwill impairment test, completed as of October 2007, determined that the carrying amount of goodwill was not impaired and there have been no developments subsequent to October 2007 that would indicate impairment exists. The goodwill impairment review will continue to be performed annually or more frequently if facts and circumstances warrant a review. The annual impairment test for 2008 has not yet been completed.

SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Currently, acquired developed technology and covenants not-to-compete are both amortized using the straight-line method over estimated useful lives of 10 years, and the Company recorded $342,000, in the aggregate, of amortization expense for each of the three months ended September 30, 2008 and 2007 and $1.0 million for each of the nine months ended September 30, 2008 and 2007 for these long-lived intangible assets. Annual amortization for each of the next five years will approximate $1.4 million.

EARNINGS PER COMMON SHARE

Basic earnings per share is calculated by dividing net loss by the weighted-average number of common shares outstanding during each period. Diluted earnings per common share is calculated by dividing net income, adjusted on an “as if converted” basis, by the weighted-average number of actual shares outstanding and, when dilutive, the share equivalents that would arise from the assumed conversion of convertible instruments.

The effect of potentially dilutive stock options and warrants is calculated using the treasury stock method. For the three and nine months ended September 30, 2008 the potentially dilutive securities include options, warrants and restricted stock units, convertible into 4.1 million shares of common stock and Enersyst Development Center, LLC (“Enersyst”) preferred membership units exchangeable for 37,000 shares of common stock, all of which were excluded from the calculation of shares applicable to loss per share, because their inclusion would have been anti-dilutive. For the three and nine months ended September 30, 2007 the potentially dilutive securities included options and restricted stock units, which were convertible into 3.8 million shares of common stock, Enersyst preferred membership units exchangeable for 37,000 shares of common stock and an indeterminate number of shares issuable in the future to settle the equity portion of the Company’s liability for additional consideration due under an asset acquisition agreement, all of which were excluded from the calculation of shares applicable to loss per share because their inclusion would have been anti-dilutive.

STOCK BASED EMPLOYEE COMPENSATION

The fair value of restricted stock awards is determined based on the number of shares granted and the quoted price of the Company’s common stock on the date of grant. Such fair values will be recognized as compensation expense over the requisite service period, net of estimated forfeitures, using the straight-line method in accordance with SFAS No. 123 (revised 2004), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock Based Compensation.

During the nine months ended September 30, 2008, the Company issued 526,000 restricted stock units to certain employees. These restricted stock units had a weighted average fair value of $6.31 per unit and the aggregate fair value was $3.3 million. The fair value of these awards was based upon the market price of the underlying common stock as of the date of grant. All of these awards vest over a five-year period provided the individual remains in the employment or service of the Company as of the vesting date. Additionally, these shares could vest earlier in the event of a change in control, merger or other acquisition, or upon termination for disability or death. The shares of common stock will be issued at vesting.  As of September 30, 2008, 1.2 million restricted stock units have been issued by the Company. Stock-based compensation expense related to these awards was $640,000 and $2.5 million for the three and nine months ended September 30, 2008. For the three months ended September 30, 2008, stock-based compensation expense of $51,000 is included in research and development expenses, $10,000 is included in cost of product sales and the remainder is included in selling, general and administrative expenses For the nine months ended September 30, 2008, stock-based compensation expense of $276,000 is included in research and development expenses, $26,000 is included in cost of product sales, and the remainder is included in selling, general and administrative expenses. Stock-based compensation expense related to these awards was $536,000 and $1.2 million for the three and nine months ended September 30, 2007. For the three months ended September 30, 2007, stock-based compensation expense of $46,000 is included in research and development expenses, $4,000 is included in cost of product sales and the remainder is included in selling, general and administrative expenses and for the nine months ended September 30, 2007, stock-based compensation expense of $92,000 is included in research and development expenses, $8,000 is included in cost of product sales, and the remainder is included in selling, general and administrative expenses. As of September 30, 2008, the unrecognized compensation expense related to these restricted stock awards was $8.2 million with a remaining weighted average life of 2.1 years.

NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements; however, this statement does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. This Statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and establishes a fair value hierarchy that distinguishes between (1) market participant assumptions based on market data and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances. This Statement clarifies that market participant assumptions include assumptions about risk and assumptions about the effect of a restriction on the sale or use of an asset and clarifies that a fair value measurement for a liability reflects its nonperformance risk. This Statement expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued Staff Position (FSP) No. 157-2, which delays the effective date of SFAS No. 157 for non-financial assets and liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis.   The Company adopted the requirements of this statement as it pertains to financial assets and liabilities as of January 1, 2008. The adoption did not have a material effect on the Company’s financial position or results of operations. The Company does not expect the adoption of SFAS No. 157, as it pertains to non-financial assets and liabilities, to have a material effect on the Company’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of which is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Eligible items for the measurement option include all recognized financial assets and liabilities except: investments in subsidiaries, interests in variable interest entities, employers’ and plans’ obligations for pension benefits, assets and liabilities recognized under leases, deposit liabilities, financial instruments that are a component of shareholder’s equity. Also included are firm commitments that involve only financial instruments, nonfinancial insurance contracts and warranties and host financial instruments. The statement permits all entities to choose at specified election dates, after which the entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings, at each subsequent reporting date. The fair value option may be applied instrument by instrument; however, the election is irrevocable and is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company adopted the requirements of this statement as of January 1, 2008. The adoption of this statement did not have a material effect on the Company’s financial position or results of operations as the Company did not elect to change the measurement of any assets or liabilities to fair value.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. SFAS No. 141R changes accounting for business combinations through a requirement to recognize 100 percent of the fair values of assets acquired, liabilities assumed, and noncontrolling interests in acquisitions of less than a 100 percent controlling interest when the acquisition constitutes a change in control of the acquired entity. Other requirements include capitalization of acquired in-process research and development assets, expensing, as incurred, acquisition-related transaction costs and capitalizing restructuring charges as part of the acquisition only if requirements of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, are met. SFAS No. 141R is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The implementation of this guidance will affect the Company’s results of operations and financial position after its effective date only to the extent it completes applicable business combinations and therefore the impact can not be determined at this time.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 establishes the economic entity concept of consolidated financial statements, stating that holders of residual economic interest in an entity have an equity interest in the entity, even if the residual interest is related to only a portion of the entity. Therefore, SFAS No. 160 requires a noncontrolling interest to be presented as a separate component of equity. SFAS No. 160 also states that once control is obtained, a change in control that does not result in a loss of control should be accounted for as an equity transaction. The statement requires that a change resulting in a loss of control and deconsolidation is a significant event triggering gain or loss recognition and the establishment of a new fair value basis in any remaining ownership interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 160 to have a material impact on its results of operations and financial position.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on the Company’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. The Company does not expect the adoption of SFAS No. 161 to have a material impact on its results of operations and financial position as the Company does not currently participate in any derivative or hedging activities.

NOTE 3.  INVENTORY

Inventory consists of the following (in thousands):

	September 30, 2008	December 31, 2007
Parts inventory, net	$10,302	$6,734
Finished goods – ovens	5,022	3,835
Demonstration inventory, net	661	595
	15,985	11,164
Costs of inventory subject to a deferred revenue relationship	528	719
	$16,513	$11,883

NOTE 4.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

	Estimated Useful Lives (Years)	September 30, 2008	December 31, 2007

Tooling and equipment	3-7	$6,953	$6,921
Furniture and fixtures	5	1,526	1,458
Leasehold improvements	5-7.5	4,372	3,140
		12,851	11,519
Less accumulated depreciation and amortization		(6,262)	(4,791)
		$6,589	$6,728

 NOTE 5.  ACCRUED WARRANTY

The Company generally provides a one-year parts and labor warranty on its ovens (“OEM warranties”). Provisions for warranty claims are recorded at the time products are sold and are reviewed and adjusted periodically by management to reflect actual and anticipated experience. Because warranty estimates are forecasts that are based on the best available information, claims costs may differ from amounts provided, and these differences may be material.

An analysis of changes in the liability for product warranty claims is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Balance at beginning of period	$15	$2,718	$558	$1,889
Provision for warranties	—	—	(178)	1,955
Warranty expenditures	(15)	(962)	(380)	(2,088)
Adjustments	—	(583)	—	(583)

Balance at end of period	$—	$1,173	$—	$1,173

In 2007, the Company entered into an agreement with an insurance company to insure all of its obligations under the OEM warranties. The Company remits premiums to the insurance company and submits for reimbursement all eligible claims made under the OEM warranties. Premiums are recorded as a component of cost of product sales at the time products are sold.  Premiums will be reviewed by the Company and the insurance provider and may be adjusted prospectively to reflect actual and anticipated experience. The Company includes the outstanding reimbursement amount in other receivables in the accompanying unaudited condensed consolidated balance sheets. The above table represents the remaining warranty obligation for ovens sold prior to the insurance agreement.

NOTE 6. INCOME TAXES

In preparing its financial statements, the Company estimates income taxes in each of the jurisdictions in which it operates. This process involves estimating actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These differences result in deferred income tax assets and liabilities. In addition, as of September 30, 2008, the Company had net operating losses (“NOLs”) of approximately $120.5 million, of which $17.3 million are subject to annual limitations resulting from the change in control provisions in Section 382 of the Internal Revenue Code. These NOLs begin to expire in 2011. A valuation allowance is recorded to reduce net deferred income tax assets to the amount that is more likely than not to be realized. Based on its history of losses, the Company recorded a valuation allowance as of September 30, 2008, equal to the full amount of net deferred income tax assets including those related to NOLs.

NOTE 7. STOCKHOLDERS’ EQUITY

The Company issued an aggregate of 526,000 restricted stock units to certain employees in the nine months ended September 30, 2008.

A summary of restricted stock unit (RSU) activity follows:
	Number of RSUs	Weighted Average Grant-Date Fair Value

Balance at January 1, 2008	626,641	$15.18
RSUs granted	526,000	6.31
RSUs vested	(177,875)	14.86
RSUs forfeited	(42,000)	8.86
Balance at September 30, 2008	932,766	$10.52

On December 7, 2007, the Company completed a tender offer that allowed 30 employees to amend or cancel certain options to remedy potential adverse personal tax consequences. Additionally, the Company entered into an agreement with four officers of the Company not eligible to participate in the tender offer to amend their options to also remedy potential adverse personal tax consequences.  As a result, the Company amended 572,000 options granted after October 29, 2003 that, for financial reporting purposes, were or may have been granted at a discount to increase the option grant price to the fair market value on the date of grant and issued to the employee a dollar denominated RSU for the difference in option grant price between the amended option and the original discounted price.  The dollar denominated RSUs were settled in shares on March 7, 2008 and resulted in the issuance of 265,668 shares of common stock. The Company accounted for this transaction as an increase to common stock and additional paid-in-capital, with the offsetting decrease to other current liabilities.

In April 2008, in conjunction with the termination of certain individuals, the Company amended 440,000 fully vested outstanding options. For each affected option, the exercisable period was extended from three to twelve months. In accordance with SFAS No. 123(R), the Company valued the modified options immediately before and immediately after the modification using current market conditions. This valuation resulted in $320,000 being recorded as incremental stock-based compensation expense in the current period. For the nine months ended September 30, 2008, $83,000 is included in research and development expenses and the remainder is included in selling, general and administrative expenses, all of which was recorded in the second quarter of 2008.

The fair value of the amended options was determined using the Black-Scholes option valuation model with the following weighted average assumptions:

Expected life (in years)	1.00
Volatility	52.54%
Risk free interest rate—options	1.34 – 1.97%
Dividend yield	0.0%

Additionally, the vesting of certain terminated individuals restricted stock units was accelerated. The acceleration resulted in a non-cash charge of $505,000. For the nine months ended September 30, 2008, $120,000 is included in research and development expenses and the remainder is included in selling, general and administrative expenses, all of which was recorded in the second quarter of 2008.

The Company signed an agreement on April 28, 2008 (the “MSLO Agreement”) with Martha Stewart Living Omnimedia, Inc. (“MSLO”).  The Agreement creates a three-year relationship involving marketing and promotional activities with both Martha Stewart and Emeril Lagasse for the Company’s residential products, including, among other things, certain licensed rights to marketing collateral, access to their television shows and websites and their personal appearances at Company functions. Certain provisions of the MSLO Agreement survive termination.

Upon execution of the MSLO Agreement, the Company issued 381,049 shares of its common stock to MSLO (valued at approximately $3.1 million) and issued MSLO a six-year warrant to purchase an additional 454,000 shares of common stock at an exercise price of $8.26 per share (valued at approximately $2.1 million) and in January 2009 and January 2010 TurboChef must provide MSLO with an additional $2.5 million of stock (valued at the then-current market value) or cash (at the Company’s option). The initial issuance of shares and warrant, valued at $5.2 million, is included in prepaid expenses on the accompanying unaudited condensed consolidated balance sheets and will be amortized ratably into selling, general and administrative expenses over the remainder of 2008. The second and third payments of $2.5 million each will be recorded as a prepaid expense and will be amortized ratably into selling, general and administrative expenses as services are to be rendered.

At the Company’s request, MSLO will assist TurboChef in creating a joint marketing relationship with a retailer that the parties may agree upon.  Success in that effort, as described in the MSLO Agreement, shall cause TurboChef to provide MSLO with an additional $2.5 million of stock or cash (at TurboChef’s option), and TurboChef has agreed to pay MSLO a royalty for three years for products sold through such a retailer.

In September 2008, the Company issued 297,712 shares of common stock, with a value of $1.8 million, as the equity portion of the final installment of contingent consideration payable under the terms of the Global Purchase Agreement.

NOTE 8. CREDIT FACILITY

In February 2008, the Company entered into an Amended and Restated Credit Agreement with Bank of America, N.A. (the 2007 Credit Agreement). The 2007 Credit Agreement allows the Company to borrow up to $20.0 million at any time under the revolving credit facility, based upon a portion of the Company's eligible accounts receivable and inventory. The 2007 Credit Agreement also provides for a letter of credit facility within the credit limit of up to $5.0 million. Revolving credit loans under the 2007 Credit Agreement bear interest at a rate of the British Bankers Association LIBOR Rate plus 2.5% (7.50% as of September 30, 2008), unless for certain reasons Eurodollar Rate Loans are unavailable, then at a rate of 2.5% over the higher of the Federal Funds Rate plus 0.5% and Bank of America's prime rate. The Company's obligations under the 2007 Credit Agreement are secured by substantially all of the assets of the Company and its subsidiaries. The 2007 Credit Agreement contains customary affirmative and negative covenants and acceleration provisions. The credit commitment expires on February 28, 2009, and any outstanding indebtedness under the 2007 Credit Agreement will be due on that date. As of December 31, 2007, the Company had outstanding indebtedness of $9.0 million under the 2007 Credit Agreement which was repaid on February 28, 2008. At September 30, 2008, the Company had outstanding indebtedness of $6.0 million under the 2007 Credit Agreement, and the borrowing base limitations permitted the Company to borrow an additional $2.7 million, inclusive of $812,000 in outstanding letters of credit.

NOTE 9. COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

The Company is party to legal proceedings from time to time that arise in the ordinary course of business. Although the ultimate resolution of these various proceedings cannot be determined at this time, the Company does not believe that the outcome of any outstanding legal proceedings, individually or in the aggregate, will have a material adverse effect on the future results of operations or financial condition of the Company.  For further information on legal proceedings, see “Legal Proceedings” in Part II, Item 1, of this report and the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

NOTE 10. SEGMENT INFORMATION AND CUSTOMER CONCENTRATIONS

SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, establishes standards for the way in which public companies are to disclose certain information about operating segments in their financial reports.  It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

The results from operations are reported using two reportable operating segments: Commercial and Residential. The Commercial and Residential segments include the operations of each of the respective product lines excluding corporate expenses, described below, other income (expense) and income taxes.

The accounting policies of the operating segments are the same as those described in Summary of Significant Accounting Policies. The Chief Operating Decision Maker evaluates performance of the segments based on operating income. Costs excluded from this profit measure primarily consist of corporate expenses, other income (expense) and income taxes. Corporate expenses are primarily comprised of corporate overhead expenses. Thus, operating income includes only the costs that are directly attributable to the operations of the individual segment. The Company does not currently account for or report to the Chief Operating Decision Maker its assets or capital expenditures by segments.

Information about the Company's operations by operating segment follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Commercial:
Revenues	$19,878	$32,228	$64,721	$73,527
Net income	2,171	5,997	6,591	10,484
Residential:
Revenues	$433	$265	$1,258	$265
Net loss	(3,569)	(3,035)	(12,363)	(10,008)
Corporate:
Revenues	$—	$—	$—	$—
Net loss	(3,585)	(4,726)	(10,313)	(13,675)
Totals:
Revenues	$20,311	$32,493	$65,979	$73,792
Net loss	(4,983)	(1,764)	(16,085)	(13,199)

The Company does not have significant assets outside of the United States. Total revenues by geographic region for the three and nine months ended September 30 are as follows (in thousands):

REGION	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
North America
Commercial:	$16,891	$28,807	$54,686	$63,743
Residential:	433	265	1,258	265
Total North America revenue:	17,324	29,072	55,944	64,008
Europe and Asia/Pacific
Commercial:	2,987	3,421	10,035	9,784
Residential:	—	—	—	—
Total Europe and Asia/Pacific revenue:	2,987	3,421	10,035	9,784
Totals	$20,311	$32,493	$65,979	$73,792

The Company is generally subject to the financial conditions of commercial food service operators and related equipment providers; however, management does not believe that there is significant credit risk with respect to trade receivables. Additionally, the Company had been subject to customer concentration resulting from the initial rollouts of several large customers. For the three months ended September 30, 2008 and 2007, 37% and 69% of the Company's sales were made to three customers, respectively.  For the nine months ended September 30, 2008 and 2007, 44% and 66% of the Company's sales were made to three customers, respectively. As of September 30, 2008, 24% of the outstanding accounts receivable were related to two customers.

NOTE 11. ACQUISITION BY THE MIDDLEBY CORPORATION

On August 12, 2008, the Company announced that it had agreed to be acquired by The Middleby Corporation (“Middleby”). At the effective time of the Merger (the "Effective Time"), each issued and outstanding share of TurboChef's common stock will be automatically converted into the right to receive 0.0486 shares (the "Exchange Ratio") of the common stock of Middleby ("Middleby Common Stock") and $3.67 in cash (the "Cash Consideration", and together with Middleby Common Stock, the "Merger Consideration") for a total value of $6.47 based on Middleby's closing stock price of $57.60 on August 11, 2008, the last trading date prior to the announcement of the contemplated transaction. Based on the closing sale price for Middleby Common Stock on November 7, 2008, the latest practicable trading date before the filing of this report, the 0.0486 of a share of Middleby Common Stock and $3.67 in cash represented approximately $5.35 in value for each share of TurboChef common stock. Consummation of the Merger is subject to various conditions, including the approval of TurboChef's stockholders and other customary closing conditions. The agreement includes a break-up fee of $7.0 million, which is payable by the Company to Middleby if the Company terminates the agreement under certain circumstances. The Company anticipates closing the transaction in 2008.

NOTE 12. SUBSEQUENT EVENTS

In October 2008, the Company made additional headcount reductions across the entire business. The Company expects to record charges of $1.9 million in the fourth quarter of 2008, of which approximately $1.3 million is expected to be non-cash.

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